Exhibit 10.22





     PERSONAL & CONFIDENTIAL
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     November 15, 1994

     Mr. Michael A. Carpenter
     134 Otter Rock Drive
     Greenwich, Connecticut 06830

     Dear Mike:

     We are delighted that you will be joining The Travelers ("Travelers"). The purpose of this letter is to set forth our mutual understanding of the terms and conditions of your employment by Travelers.

     1.   Employment.  Travelers hereby employs you, and you hereby accept
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          employment, upon the terms and conditions specified in this letter agreement, effective January 1, 1995.

     2.   Term. Your employment is not for any specific term and may be
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          terminated by you, or by Travelers, at any time, with or without cause.

     3.   Compensation.
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          (a)  Base Salary.  Travelers will pay you a base salary at a rate of
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               Six Hundred Thousand Dollars ($600,000) per year (the "Base
               Salary"), to be paid in accordance with the customary payroll practices of Travelers.

          (b)  Bonus.  In addition to the Base Salary, with respect to  each
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               calendar year of the Employment Term, you will be eligible for a bonus, the amount of which will be determined by the Compensation Committee of the Board of Directors of Travelers in its discretion. Notwithstanding the foregoing, with respect to the first calendar year of your employment, the amount of the bonus will be not less than Six Hundred Thousand Dollars ($600,000) (the "Guaranteed Bonus"); while this is the minimum for the first year, there is the opportunity for substantial improvement in this amount, depending upon your performance and that of the businesses. In each instance, Travelers will pay you the bonus consistent with its customary practices but no later than February 1 of the next succeeding calendar year, commencing February 1, 1996.




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Mr. Michael A. Carpenter
Page Two
November 15, 1994


          (c) The Base Salary and bonus provided for in Paragraphs 3(a) and 3(b) will be paid in cash and restricted stock in accordance with the Travelers Capital Accumulation Plan, as in effect from time to time.

4.   Duties.  You will be engaged as an Executive Vice President of Travelers,
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     with responsibility for business development and planning.  You will also serve as Chairman and Chief Executive Officer of Travelers Life Insurance Company and as a member of the Travelers Planning Group.

5.   Extent of Service.  You will devote your attention and energies on a full-
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     time basis to the business of Travelers and to the discharge of your duties provided that this requirement shall not preclude you from devoting
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     reasonable periods of time which do not interfere with the performance of your duties hereunder required for serving as a director of any organization involving no conflict of interest with Travelers or its affiliates or engaging in charitable or community activities. You will render your services hereunder to the best of your ability and will use your best efforts to promote the interests of Travelers.

6.   Working Facilities.  You will be furnished with office facilities and
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     services suitable to your position as an Executive Vice President and adequate for the performance of your duties.

7.   Expenses.  You will be reimbursed for ordinary and necessary expenses for
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     entertainment, travel and similar items, consistent with such policies as may from time to time be established by the Board of Directors.

8.   Insurance and Other Employee Benefits.  You will be entitled to participate
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     in any insurance coverage maintained by Travelers for the benefit of all employees and in any retirement, profit-sharing, pension, disability, group insurance (including medical, dental and life), death benefit or other employee benefit programs maintained by Travelers. You will be entitled to vacation in accordance with Travelers' prevailing policy for its senior executives and at times consistent with the reasonable needs of the business.

9.   Stock Option Grant.  As further consideration for your obligations
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     contained herein, Travelers will grant to you, effective as of the first day of the Employment Term, an option (the "Option") to purchase One Hundred Seventy Five Thousand (175,000) shares of common stock of Travelers at the market price at the close of the market on the business day next preceding the first day of the Employment Term, as reported in The Wall Street Journal, in accordance with the provisions of the Travelers Stock Option Plan.

10.  Confidentiality.  You agree that during and after your Employment Term,
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     you will hold confidential all proprietary or confidential information of
     Travelers and that, upon termination of the Employment Term, you will return all proprietary or confidential materials of Travelers and not retain any copies thereof.



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Mr. Michael A. Carpenter
Page Three
November 15, 1994


11.  Other.  This letter agreement incorporates all of the terms of our offer
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     of employment to you.  Any dispute concerning the provisions of your employment shall be resolved by arbitration in accordance with the provisions of the Travelers Employment Arbitration Policy, as in effect from time to time.

Mike, we are very excited about you joining our organization. Please indicate your agreement by signing on the line indicated below.

                                                  Very truly yours,
                                                  THE TRAVELERS INC.

                                                  By: /s/ Charles O. Prince, III
                                                      --------------------------
                                                  Charles O. Prince, III

          AGREED:
          /s/ Michael A. Carpenter
          ___________________________________
          Michael A. Carpenter

          Dated:  November 22, 1994